Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Columbia Care, Inc. (the “Company”) on Form S-1 of our report dated March 25, 2022 with respect to our audits of the consolidated financial statements of Cresco Labs Inc. as of and for the years ended December 31, 2021 and 2020, which report appears in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the United States Securities and Exchange Commission on June 15, 2022, which is incorporated by reference into this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

Chicago, IL

June 22, 2022